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                                                                    EXHIBIT 23.1

              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT

The Board of Directors
Stratagene Holding Corporation:

     The audits referred to in our report dated March 3, 2000, included the related financial statement schedule as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Combined Financial Data" and "Experts" in the prospectus.

                                          KPMG LLP

San Diego, California
March 10, 2000